Exhibit 99.1

FOR IMMEDIATE RELEASE
October 24, 2013

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Clint E. Stein, Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Third Quarter 2013 Results

Highlights for the quarter include increased operating net interest margin and completion of the West Coast Bancorp ("West Coast") core operating system conversion

TACOMA, Washington, October 24, 2013 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB (“Columbia”) said today upon the release of Columbia's third quarter 2013 earnings, “We continued to make significant progress in our integration of West Coast and are seeing the anticipated benefits of the acquisition materialize. We had a solid quarter resulting in an expanded net interest margin and increased loan originations.

Net income for the current quarter was $13.3 million, a 12% increase compared to net income of $11.9 million for the third quarter of 2012. Ms. Dressel continued, "Diluted earnings per share of $0.25 for the third quarter were down from $0.28 in the second quarter this year. Acquisition-related expenses of $7.6 million, combined with the impact from FDIC acquired loan accounting, lowered our earnings per share by $0.14. Our earnings were also reduced by $0.05 per share as a result of a $4.3 million pre-tax provision for the allowance for loan losses related to the acquired West Coast loan portfolio. It is important to note that the provision is not the result of deterioration in the overall quality of this portfolio, but rather a function of transitioning from the initial measurement of the acquired loans to our standard allowance methodology."

Significant Influences on the Quarter Ended September 30, 2013

Net Interest Margin ("NIM")
Columbia's net interest margin increased to 5.37% for the third quarter of 2013, up from 5.19% for the second quarter of 2013. The increase in the net interest margin for the current quarter compared to the second quarter of 2013 was due to a 21 basis point increase in the yield on the securities portfolio as well as the prepayment charge of $1.5 million on Federal Home Loan Bank advances incurred during the second quarter, whereas a similar charge was not incurred in the current quarter.

Columbia's operating net interest margin(1) , increased to 4.41% for the third quarter of 2013, up from 4.34% for the second quarter of 2013. The operating net interest margin for the current quarter improved due to increased yield on the securities portfolio. The operating net interest margin was relatively flat compared to 4.40% for the same period last year.

The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(dollars in thousands)
Incremental accretion income due to:
FDIC acquired impaired loans	$7,063	$11,260	$23,275	$44,455
Other FDIC acquired loans	266	613	1,974	4,851
Other acquired loans	10,025	—	19,660	—
Incremental accretion income	$17,354	$11,873	$44,909	$49,306

Reported net interest margin	5.37%	5.52%	5.21%	5.99%
Operating net interest margin (1)	4.41%	4.40%	4.33%	4.43%
__________
(1) Operating net interest margin is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last page of this earnings release for the reconciliation of operating net interest margin to net interest margin.

Balance Sheet
Ms. Dressel commented, "We continued to see good loan production during the quarter as our bankers remained focused on developing new relationships while deepening our existing ones. Our organic loan growth was muted by cyclical pay downs in sectors affected by slowing residential mortgage originations. While it didn’t translate into substantial bottom line growth, I'm pleased with the loan production this quarter because our originations were up slightly over the prior quarter, during which we showed substantial loan growth."

At September 30, 2013, Columbia's total assets were $7.15 billion, an increase of $79.8 million from June 30, 2013 and an increase of $2.24 billion from December 31, 2012, primarily due to the acquisition of West Coast. Noncovered loans were $4.19 billion at September 30, 2013, up $12.7 million from June 30, 2013 and up 66%, or $1.67 billion, from $2.53 billion at prior year end due in large part to the acquisition of West Coast. Securities, including FHLB stock, were $1.60 billion at September 30, 2013, an increase of $61.4 million, or 4% from $1.54 billion at June 30, 2013. The increase in the securities portfolio was a result of strong core deposit growth experienced throughout the quarter while overnight funds increased due to deposit growth that occurred near the end of the quarter.

Total deposits at September 30, 2013 were $5.95 billion, an increase of $201.1 million, or 3% from $5.75 billion at June 30, 2013. Core deposits comprised 95% of total deposits, and were $5.66 billion at September 30, 2013.

Asset Quality

Andy McDonald, Columbia’s Chief Credit Officer, commented, “During the third quarter we experienced a general improvement in the quality of our loan portfolios. Nonperforming assets continued their downward trend and net noncovered loan charge-offs hit their lowest quarterly level since before the start of the great recession.” Mr. McDonald remarked, “I’m pleased with the positive trends our credit metrics have displayed but, as the numbers indicate, we still have room for improvement to get to our pre-2008 levels.”

At September 30, 2013, nonperforming assets to noncovered assets were 0.87% or $59.6 million, down from 1.01%, or $68.0 million, at June 30, 2013. Nonaccrual loans decreased $7.6 million during the third quarter. The decrease in nonaccrual loans for the quarter was driven by payments of $6.4 million, charge-offs of $928 thousand, the return of $6.0 million of nonaccrual loans to accrual status, and $4.5 million of loans transferred to other real estate owned ("OREO"), partially offset by $10.2 million of new nonaccrual loans. OREO and other personal property owned ("OPPO") decreased by $782 thousand during the third quarter, as a result of $4.1 million in sales and $1.1 million in write-downs, partially offset by loan foreclosures of $4.4 million.

The following table sets forth, at the dates indicated, information regarding noncovered nonaccrual loans and total noncovered nonperforming assets:

	September 30, 2013	June 30, 2013	December 31, 2012
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$11,995	$14,649	$9,299
Real estate:
One-to-four family residential	2,220	3,805	2,349
Commercial and multifamily residential	14,025	17,045	19,204
Total real estate	16,245	20,850	21,553
Real estate construction:
One-to-four family residential	3,685	4,753	4,900
Total real estate construction	3,685	4,753	4,900
Consumer	4,036	3,358	1,643
Total nonaccrual loans	35,961	43,610	37,395
Noncovered other real estate owned and other personal property owned	23,641	24,423	11,108
Total nonperforming noncovered assets	$59,602	$68,033	$48,503

The following table provides an analysis of the Company's allowance for loan and lease losses at the dates and the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Beginning balance	$51,698	$52,196	$52,244	$53,041
Charge-offs:
Commercial business	(755)	(3,775)	(3,030)	(8,178)
One-to-four family residential real estate	(47)	(49)	(191)	(499)
Commercial and multifamily residential real estate	(657)	(592)	(2,054)	(5,108)
One-to-four family residential real estate construction	—	(325)	(133)	(1,426)
Commercial and multifamily residential real estate construction	—	—	—	(93)
Consumer	(453)	(500)	(1,262)	(1,968)
Total charge-offs	(1,912)	(5,241)	(6,670)	(17,272)
Recoveries:
Commercial business	854	277	1,319	1,314
One-to-four family residential real estate	39	157	180	202
Commercial and multifamily residential real estate	332	446	509	1,338
One-to-four family residential real estate construction	461	404	2,649	906
Commercial and multifamily residential real estate construction	—	63	—	64
Consumer	112	350	353	809
Total recoveries	1,798	1,697	5,010	4,633
Net charge-offs	(114)	(3,544)	(1,660)	(12,639)
Provision for loan and lease losses	4,260	2,875	5,260	11,125
Ending balance	$55,844	$51,527	$55,844	$51,527

Columbia's allowance for loan losses to nonperforming, noncovered loans ratio was 155% for the quarter, up from 119% for the second quarter 2013 and up from 124% for the same period last year. The allowance for noncovered loan losses to period end loans was 1.33% at September 30, 2013 compared to 1.24% at June 30, 2013 and 2.07% at December 31, 2012. The decrease in the allowance percentage compared to December 31, 2012 resulted from including acquired loans in the ratio, for which only a small allowance was estimated at quarter-end given management's judgment that current net acquisition accounting adjustments still significantly address the estimated credit losses in acquired loans. Excluding acquired loans, the allowance at September 30, 2013 represented 1.73% of noncovered loans, compared to 1.87% of noncovered loans at June 30, 2013. This decrease reflects improvements in core asset quality during the current quarter.

For the third quarter of 2013, Columbia had a provision of $4.3 million for noncovered loan losses. For the comparable quarter last year the company had a provision of $2.9 million. The provision for noncovered loan losses during the current quarter was the result of moving from the initial fair value accounting for the acquired loans to our standard allowance methodology.

Impact of FDIC Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia's FDIC acquired loan portfolios:

FDIC Acquired Loan Activity

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(in thousands)
Incremental accretion income on FDIC acquired impaired loans	$7,063	$11,260	$23,275	$44,455
Incremental accretion income on other FDIC acquired loans	266	613	1,974	4,851
Recapture (provision) for losses on covered loans	947	3,992	1,679	(23,381)
Change in FDIC loss-sharing asset	(11,826)	(12,951)	(35,446)	(14,787)
Claw back liability benefit (expense)	188	(334)	(242)	(100)
Pre-tax earnings impact	$(3,362)	$2,580	$(8,760)	$11,038

The incremental accretion income in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At September 30, 2013, the accretable yield on acquired impaired loans was $119.5 million and the net discount on other FDIC acquired loans was $381 thousand. The accretable yield and net discount represent income to be recorded by Columbia over the remaining life of the acquired loans. Accretable yield is subject to change based upon expected future loan cash flows, which are re-measured by Columbia on a quarterly basis.

The $947 thousand net provision recapture for losses on covered loans in the current period is substantially offset by an 80%, or $758 thousand, charge to the change in the FDIC loss-sharing asset, resulting in a positive net pre-tax earnings impact of $189 thousand. The provision recapture for losses on covered loans was primarily due to increased expected future cash flows as remeasured during the current quarter when compared to the prior quarter's remeasurement.

The $11.8 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consists of $9.9 million of amortization expense, approximately $1.2 million of expense related to covered other real estate owned, and the $758 thousand adjustment described above. Columbia recorded $4.2 million in additional FDIC loss-sharing asset amortization expense during the quarter due to the implementation of new accounting guidance related to indemnification asset accounting, which generally accelerates the amortization of the indemnification asset.

Third Quarter 2013 Operating Results

Quarter ended September 30, 2013
Net Interest Income
Net interest income for the third quarter of 2013 was $80.4 million, an increase of $23.2 million from $57.3 million for the same quarter in 2012, primarily due to the interest income and accretion income recorded during the third quarter of 2013 related to the West Coast acquisition, which closed on April 1, 2013.

Compared to the second quarter of 2013, net interest income increased $426 thousand from $80.0 million primarily due to lower interest expense. In the second quarter, Columbia recognized a $1.5 million prepayment charge on FHLB advances, which was partially offset by lower accretion income on the acquired loan portfolios during the current quarter.

Noninterest Income (Loss)
Total noninterest income was $7.6 million for the third quarter of 2013, compared to a $911 thousand loss for the third quarter of 2012. The increase from the prior-year period was primarily due to a $5.7 million increase in service charges and other fees due to the increased customer base from the West Coast acquisition.
The change in the FDIC loss-sharing asset is a significant component of noninterest income (loss). The following table reflects the income statement components of the change in the FDIC loss-sharing asset for the three and nine month periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Adjustments reflected in income
Amortization, net	(9,890)	(9,694)	(29,470)	(33,418)
Loan impairment (recapture)	(758)	(3,193)	(1,343)	18,705
Sale of other real estate	(1,479)	(1,315)	(5,076)	(4,881)
Write-downs of other real estate	220	1,141	373	4,503
Other	81	110	70	304
Change in FDIC loss-sharing asset	$(11,826)	$(12,951)	$(35,446)	$(14,787)

Noninterest Expense
Total noninterest expense for the third quarter of 2013 was $64.7 million, an increase of $23.8 million, or 58% from $40.9 million for the same quarter in 2012. The increase from the prior-year period was primarily due to the acquisition-related expenses of $7.6 million for the current quarter as well as additional ongoing noninterest expense resulting from the West Coast acquisition.

Compared to the second quarter of 2013, noninterest expense was relatively flat, with a modest increase of $210 thousand. The increase in noninterest expense was attributable to a decrease in net benefit from the operation of other real estate owned, partially offset by lower current quarter acquisition-related expenses of $7.6 million, compared to $9.2 million in the second quarter of 2013.

Ms. Dressel commented, “We continue to make progress with improving our operating leverage. If you remove the noise created by non-core line items such as acquisition-related expenses and the gains from OREO dispositions, our level of quarterly noninterest expenses has actually declined from the previous quarter. As of the end of the current quarter, we have incurred a little over $19 million in acquisition-related expenses, or approximately two/thirds of our initial estimate. ”

Ms. Dressel continued, "We are well down the path towards full integration, with the planned branch consolidations, core operating and other critical system conversions completed."

Conference Call
Columbia's management will discuss the third quarter 2013 results on a conference call scheduled for Thursday, October 24, 2013 at 1:00 p.m. PDT (4:00 pm EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #85631067.

A conference call replay will be available from approximately 4:00 p.m. PDT on October 24, 2013 through midnight PDT on October 31, 2013. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #85631067.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the seventh consecutive year, the bank was named in 2013 as one of Puget Sound Business Journal's "Washington's Best Workplaces."

With the recent acquisition of West Coast Bancorp, Columbia Banking System has 145 banking offices, including 80 branches in Washington State and 65 branches in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Nine Months Ended
Unaudited	September 30,				September 30,
	2013		2012		2013		2012
Earnings	(dollars in thousands except per share amounts)
Net interest income	$80,415		$57,265		$213,886		$184,029
Provision for loan and lease losses	$4,260		$2,875		$5,260		$11,125
Provision (recapture) for losses on covered loans, net (1)	$(947)		$(3,992)		$(1,679)		$23,381
Noninterest income (loss)	$7,622		$(911)		$16,088		$20,491
Noninterest expense	$64,714		$40,936		$167,267		$125,113
Acquisition-related expense (included in noninterest expense)	$7,621		$1,131		$17,578		$1,131
Net income	$13,276		$11,880		$40,043		$32,681
Per Common Share
Earnings (basic)	$0.26		$0.30		$0.84		$0.82
Earnings (diluted)	$0.25		$0.30		$0.83		$0.82
Book value	$20.35		$19.20		$20.35		$19.20
Averages
Total assets	$7,048,864		$4,828,102		$6,345,006		$4,797,543
Interest-earning assets	$6,101,960		$4,263,414		$5,580,871		$4,199,125
Loans, including covered loans	$4,504,040		$2,919,520		$4,018,240		$2,891,688
Securities	$1,512,292		$983,815		$1,411,397		$1,012,716
Deposits	$5,837,018		$3,859,284		$5,224,081		$3,829,640
Core deposits	$5,558,246		$3,599,246		$4,948,513		$3,555,936
Interest-bearing deposits	$3,805,260		$2,665,094		$3,514,549		$2,673,335
Interest-bearing liabilities	$3,898,997		$2,803,201		$3,614,742		$2,813,269
Noninterest-bearing deposits	$2,031,758		$1,194,190		$1,709,532		$1,156,304
Shareholders' equity	$1,036,134		$761,281		$952,949		$760,217
Financial Ratios
Return on average assets	0.75%		0.98%		0.84%		0.91%
Return on average common equity	5.13%		6.21%		5.61%		5.74%
Average equity to average assets	14.70%		15.77%		15.02%		15.85%
Net interest margin	5.37%		5.52%		5.21%		5.99%
Efficiency ratio (tax equivalent)(2)	66.59%		68.46%		66.65%		69.47%

	September 30,				December 31,
Period end	2013		2012		2012
Total assets	$7,150,297		$4,903,049		$4,906,335
Covered assets, net	$314,898		$445,797		$407,648
Loans, excluding covered loans, net	$4,193,732		$2,476,844		$2,525,710
Allowance for noncovered loan and lease losses	$55,844		$51,527		$52,244
Securities	$1,602,484		$965,641		$1,023,484
Deposits	$5,948,967		$3,938,855		$4,042,085
Core deposits	$5,662,958		$3,685,844		$3,802,366
Shareholders' equity	$1,045,797		$761,977		$764,008
Nonperforming, noncovered assets
Nonaccrual loans	$35,961		$41,589		$37,395
Other real estate owned ("OREO") and other personal property owned ("OPPO")	23,641		11,749		11,108
Total nonperforming, noncovered assets	$59,602		$53,338		$48,503
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.41%		2.14%		1.91%
Nonperforming loans to period-end noncovered loans	0.86%		1.68%		1.48%
Nonperforming assets to period-end noncovered assets	0.87%		1.20%		1.08%
Allowance for loan and lease losses to period-end noncovered loans	1.33%		2.08%		2.07%
Allowance for loan and lease losses to nonperforming noncovered loans	155.29%		123.90%		139.71%
Net noncovered loan charge-offs	$1,660	(3)	$12,639	(4)	$14,272	(5)

(1) Provision(recapture) for losses on covered loans was partially offset by $758 thousand and $3.2 million in expense recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended September 30, 2013 and 2012, respectively. For the nine months ended September 30, 2013 and 2012, provision(recapture) for losses on covered loans was partially offset by $1.3 million in expense and $18.7 million in income, respectively.

(2) Noninterest expense, excluding net cost of operation of other real estate and other personal property, FDIC clawback liability and acquisition-related expenses, divided by the sum of (1)net interest income on a tax equivalent basis, excluding incremental accretion income on the acquired loan portfolio, premium amortization on acquired securities, interest reversals on nonaccrual loans, and prepayment expenses on FHLB advances, and (2)noninterest income on a tax equivalent basis, excluding gain/loss on investment securities and the change in FDIC loss-sharing asset.

(3) For the nine months ended September 30, 2013.
(4) For the nine months ended September 30, 2012.
(5) For the twelve months ended December 31, 2012.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	September 30,		December 31,
	2013		2012
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,569,343	37.4%	$1,155,158	45.7%
Real estate:
One-to-four family residential	106,686	2.5%	43,922	1.7%
Commercial and multifamily residential	2,048,910	48.8%	1,061,201	42.0%
Total real estate	2,155,596	51.3%	1,105,123	43.7%
Real estate construction:
One-to-four family residential	53,158	1.3%	50,602	2.0%
Commercial and multifamily residential	128,120	3.1%	65,101	2.7%
Total real estate construction	181,278	4.4%	115,703	4.7%
Consumer	362,808	8.7%	157,493	6.2%
Subtotal loans	4,269,025	101.8%	2,533,477	100.3%
Less: Net unearned income	(75,293)	(1.8)%	(7,767)	(0.3)%
Total noncovered loans, net of unearned income	4,193,732	100.0%	2,525,710	100.0%
Less: Allowance for loan and lease losses	(55,844)		(52,244)
Noncovered loans, net	4,137,888		2,473,466
Covered loans, net of allowance for loan losses of ($22,737) and ($30,056), respectively	302,160		391,337
Total loans, net	$4,440,048		$2,864,803
Loans held for sale	$840		$2,563

	September 30,		December 31,
	2013		2012
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$2,110,887	35.5%	$1,321,171	32.7%
Interest bearing demand	1,156,045	19.4%	870,821	21.5%
Money market	1,604,256	27.0%	1,043,459	25.8%
Savings	488,985	8.2%	314,371	7.8%
Certificates of deposit less than $100,000	302,785	5.1%	252,544	6.2%
Total core deposits	5,662,958	95.2%	3,802,366	94.0%

Certificates of deposit greater than $100,000	209,059	3.5%	212,924	5.3%
Certificates of deposit insured by CDARS®	23,566	0.4%	26,720	0.7%
Brokered money market accounts	52,937	0.9%	—	—%
Subtotal	5,948,520	100.0%	4,042,010	100.0%
Premium resulting from acquisition date fair value adjustment	447		75
Total deposits	$5,948,967		$4,042,085

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	September 30,		December 31,
	2013		2012
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$12,730	$8	$16,311	$45
Noncovered	23,543	98	10,676	432
Total	$36,273	$106	$26,987	$477

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
OREO and OPPO Earnings Impact	(in thousands)
Net cost (benefit) of operation of noncovered OREO	$851	$(63)	$1,190	$4,102
Net benefit of operation of covered OREO	(1,628)	(1,006)	(7,296)	(4,638)
Net benefit of operation of OREO	$(777)	$(1,069)	$(6,106)	$(536)

Noncovered OPPO cost (benefit), net	$(29)	$(100)	$(125)	$2,242
Covered OPPO benefit, net	—	(8)	—	(16)
OPPO cost (benefit), net (1)	$(29)	$(108)	$(125)	$2,226

(1) OPPO cost (benefit), net is included in Other noninterest expense in the Consolidated Statements of Income.

The following table shows a summary of FDIC acquired loan accounting for the previous five quarters:

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(in thousands)
Pre-tax earnings impact - income (expense)	$(3,362)	$(3,149)	$(2,249)	$(166)	$2,580

Balance sheet components:
Covered loans, net of allowance	$302,160	$338,661	$363,213	$391,337	$429,286
Covered OREO	12,730	12,854	13,811	16,311	16,511
FDIC loss-sharing asset	53,559	67,374	83,115	96,354	111,677

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(dollars in thousands except per share)
Earnings
Net interest income	$80,415	$79,989	$53,482	$54,898	$57,265
Provision (recapture) for loan and lease losses	$4,260	$2,000	$(1,000)	$2,350	$2,875
Provision (recapture) for losses on covered loans	$(947)	$(1,712)	$980	$2,511	$(3,992)
Noninterest income (loss)	$7,622	$6,808	$1,658	$6,567	$(911)
Noninterest expense	$64,714	$64,504	$38,049	$37,800	$40,936
Acquisition-related expense (included in noninterest expense)	$7,621	$9,234	$723	$649	$1,131
Net income	$13,276	$14,591	$12,176	$13,462	$11,880
Per Common Share
Earnings (basic)	$0.26	$0.28	$0.31	$0.34	$0.30
Earnings (diluted)	$0.25	$0.28	$0.31	$0.34	$0.30
Book value	$20.35	$20.07	$19.32	$19.25	$19.20
Averages
Total assets	$7,048,864	$7,110,957	$4,851,044	$4,925,736	$4,828,102
Interest-earning assets	$6,101,960	$6,284,281	$4,336,978	$4,388,487	$4,263,414
Loans, including covered loans	$4,504,040	$4,571,181	$2,962,559	$2,926,825	$2,919,520
Securities	$1,512,292	$1,665,180	$1,051,657	$1,007,059	$983,815
Deposits	$5,837,018	$5,824,802	$3,990,127	$4,012,764	$3,859,284
Core deposits	$5,558,246	$5,526,238	$3,741,086	$3,769,409	$3,599,246
Interest-bearing deposits	$3,805,260	$3,986,581	$2,740,100	$2,714,292	$2,665,094
Interest-bearing liabilities	$3,898,997	$4,161,095	$2,771,743	$2,796,155	$2,803,201
Noninterest-bearing deposits	$2,031,758	$1,838,221	$1,250,027	$1,298,472	$1,194,190
Shareholders' equity	$1,036,134	$1,051,380	$768,390	$767,781	$761,281
Financial Ratios
Return on average assets	0.75%	0.82%	1.02%	1.09%	0.98%
Return on average common equity	5.13%	5.56%	6.43%	6.98%	6.21%
Average equity to average assets	14.70%	14.79%	15.84%	15.59%	15.77%
Net interest margin	5.37%	5.19%	5.06%	5.15%	5.52%
Efficiency ratio (tax equivalent)	66.59%	65.54%	68.68%	68.26%	68.46%
Period end
Total assets	$7,150,297	$7,070,465	$4,905,011	$4,906,335	$4,903,049
Covered assets, net	$314,898	$351,545	$377,024	$407,648	$445,797
Loans, excluding covered loans, net	$4,193,732	$4,181,018	$2,621,212	$2,525,710	$2,476,844
Allowance for noncovered loan and lease losses	$55,844	$51,698	$51,119	$52,244	$51,527
Securities	$1,602,484	$1,541,039	$1,033,783	$1,023,484	$965,641
Deposits	$5,948,967	$5,747,861	$4,046,539	$4,042,085	$3,938,855
Core deposits	$5,662,958	$5,467,899	$3,796,574	$3,802,366	$3,685,844
Shareholders' equity	$1,045,797	$1,030,674	$769,660	$764,008	$761,977
Nonperforming, noncovered assets
Nonaccrual loans	$35,961	$43,610	$32,886	$37,395	$41,589
OREO and OPPO	23,641	24,423	12,000	11,108	11,749
Total nonperforming, noncovered assets	$59,602	$68,033	$44,886	$48,503	$53,338
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.41%	1.62%	1.70%	1.91%	2.14%
Nonperforming loans to period-end noncovered loans	0.86%	1.04%	1.25%	1.48%	1.68%
Nonperforming assets to period-end noncovered assets	0.87%	1.01%	0.99%	1.08%	1.20%
Allowance for loan and lease losses to period-end noncovered loans	1.33%	1.24%	1.95%	2.07%	2.08%
Allowance for loan and lease losses to nonperforming noncovered loans	155.29%	118.55%	155.44%	139.71%	123.90%
Net noncovered loan charge-offs	$114	$1,421	$125	$1,633	$3,544

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Nine Months Ended
Unaudited	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands except per share)
Interest Income
Loans	$74,125	$52,600	$196,990	$168,875
Taxable securities	4,935	4,218	14,059	14,414
Tax-exempt securities	2,483	2,422	7,289	7,442
Federal funds sold and deposits in banks	56	229	290	564
Total interest income	81,599	59,469	218,628	191,295
Interest Expense
Deposits	929	1,339	3,072	4,679
Federal Home Loan Bank advances	135	745	(493)	2,229
Prepayment charge on Federal Home Loan Bank advances	—	—	1,548	—
Other borrowings	120	120	615	358
Total interest expense	1,184	2,204	4,742	7,266
Net Interest Income	80,415	57,265	213,886	184,029
Provision for loan and lease losses	4,260	2,875	5,260	11,125
Provision (recapture) for losses on covered loans, net	(947)	(3,992)	(1,679)	23,381
Net interest income after provision (recapture) for loan and lease losses	77,102	58,382	210,305	149,523
Noninterest Income (Loss)
Service charges and other fees	13,357	7,609	34,511	22,222
Merchant services fees	2,070	2,054	5,934	6,167
Investment securities gains, net	—	—	462	62
Bank owned life insurance	904	747	2,610	2,177
Change in FDIC loss-sharing asset	(11,826)	(12,951)	(35,446)	(14,787)
Other	3,117	1,630	8,017	4,650
Total noninterest income (loss)	7,622	(911)	16,088	20,491
Noninterest Expense
Compensation and employee benefits	33,287	21,523	90,597	64,484
Occupancy	9,264	4,886	21,560	15,310
Merchant processing	951	921	2,660	2,724
Advertising and promotion	1,165	1,341	3,195	3,342
Data processing and communications	4,285	2,499	10,503	7,263
Legal and professional fees	2,421	2,783	9,975	6,221
Taxes, licenses and fees	1,446	1,124	4,037	3,594
Regulatory premiums	1,372	775	3,406	2,560
Net benefit of operation of other real estate	(777)	(1,069)	(6,106)	(536)
Amortization of intangibles	1,666	1,093	4,388	3,362
FDIC clawback liability expense (recovery)	(188)	334	242	100
Other	9,822	4,726	22,810	16,689
Total noninterest expense	64,714	40,936	167,267	125,113
Income before income taxes	20,010	16,535	59,126	44,901
Provision for income taxes	6,734	4,655	19,083	12,220
Net Income	$13,276	$11,880	$40,043	$32,681
Earnings per common share
Basic	$0.26	$0.30	$0.84	$0.82
Diluted	$0.25	$0.30	$0.83	$0.82
Dividends paid per common share	$0.10	$0.30	$0.30	$0.89
Weighted average number of common shares outstanding	50,834	39,289	47,032	39,248
Weighted average number of diluted common shares outstanding	52,297	39,291	47,947	39,251

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			September 30,	December 31,
			2013	2012
			(in thousands)
ASSETS
Cash and due from banks			$200,282	$124,573
Interest-earning deposits with banks			54,470	389,353
Total cash and cash equivalents			254,752	513,926
Securities available for sale at fair value (amortized cost of $1,572,523 and $969,359, respectively)			1,569,651	1,001,665
Federal Home Loan Bank stock at cost			32,833	21,819
Loans held for sale			840	2,563
Loans, excluding covered loans, net of unearned income of ($75,293) and ($7,767), respectively			4,193,732	2,525,710
Less: allowance for loan and lease losses			55,844	52,244
Loans, excluding covered loans, net			4,137,888	2,473,466
Covered loans, net of allowance for loan losses of ($22,737) and ($30,056), respectively			302,160	391,337
Total loans, net			4,440,048	2,864,803
FDIC loss-sharing asset			53,559	96,354
Interest receivable			24,114	14,268
Premises and equipment, net			158,375	118,708
Other real estate owned ($12,730 and $16,311 covered by FDIC loss-share, respectively)			36,273	26,987
Goodwill			345,231	115,554
Other intangible assets, net			27,509	15,721
Other assets			207,112	113,967
Total assets			$7,150,297	$4,906,335
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$2,110,887	$1,321,171
Interest-bearing			3,838,080	2,720,914
Total deposits			5,948,967	4,042,085
Federal Home Loan Bank advances			34,632	6,644
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			95,901	68,598
Total liabilities			6,104,500	4,142,327
Commitments and contingent liabilities
	September 30,	December 31,
	2013	2012
Preferred stock (no par value)
Authorized shares	2,000	—
Issued and outstanding	9	—	2,217	—
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	51,271	39,686	858,596	581,471
Retained earnings			188,192	162,388
Accumulated other comprehensive income (loss)			(3,208)	20,149
Total shareholders' equity			1,045,797	764,008
Total liabilities and shareholders' equity			$7,150,297	$4,906,335

Non-GAAP Financial Measures

The Company considers operating net interest margin to be an important measurement as it more closely reflects the ongoing operating performance of the Company. Despite the importance of the operating net interest margin to the Company, there is no standardized definition for it and, as a result, the Company's calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of this measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following table reconciles the Company's calculation of the operating net interest margin to the net interest margin:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net interest margin	5.37%	5.52%	5.21%	5.99%
Adjustments to net interest margin to arrive at operating net interest margin:
Incremental accretion income on FDIC acquired impaired loans	(0.46)%	(1.06)%	(0.55)%	(1.41)%
Incremental accretion income on other FDIC acquired loans	(0.02)%	(0.06)%	(0.05)%	(0.15)%
Incremental accretion income on other acquired loans	(0.66)%	—%	(0.47)%	—%
Premium amortization on acquired securities	0.16%	—%	0.13%	—%
Interest reversals on nonaccrual loans	0.02%	—%	0.02%	—%
Prepayment charges on FHLB advances	—%	—%	0.04%	—%
Operating net interest margin	4.41%	4.40%	4.33%	4.43%